Exhibit 99.4
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     We may be exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. This risk arises primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in foreign currency exchange rates, credit risk, interest rates, and marketable and non-marketable security prices as discussed below.
     Foreign Currency Risk. We operate in a number of international areas and are involved in transactions denominated in currencies other than U.S. dollars, which exposes us to foreign exchange rate risk. The most significant exposures arise in connection with our operations in Canada, which usually are substantially unhedged.
     At various times, we utilize local currency borrowings (foreign currency-denominated debt), the payment structure of customer contracts and foreign exchange contracts to selectively hedge our exposure to exchange rate fluctuations in connection with monetary assets, liabilities, cash flows and commitments denominated in certain foreign currencies. A foreign exchange contract is a foreign currency transaction, defined as an agreement to exchange different currencies at a given future date and at a specified rate. A hypothetical 10% decrease in the value of all our foreign currencies relative to the U.S. dollar as of December 31, 2008 would result in a $6.2 million decrease in the fair value of our net monetary assets denominated in currencies other than U.S. dollars.
     Credit Risk. Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, investments and marketable and non-marketable securities, accounts receivable and our range cap and floor derivative instrument. Cash equivalents such as deposits and temporary cash investments are held by major banks or investment firms. Our investments in marketable and non-marketable securities are managed within established guidelines which limit the amounts that may be invested with any one issuer and which provide guidance as to issuer credit quality. Certain of our non-marketable securities are invested in a fund that invests in securities which have been significantly impacted by the current credit market and comprise approximately $4.8 million of our $15.7 million long-term investments in our cash and investment portfolio as of December 31, 2008. We believe that the credit risk in our cash and investment portfolio is minimized as a result of the mix of our investments. In addition, our trade receivables are with a variety of U.S., international and foreign-country national oil and gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers and we generally do not require material collateral. However, we do occasionally require prepayment of amounts from customers whose creditworthiness is in question prior to provision of services to those customers. We maintain reserves for potential credit losses, and such losses have been within management’s expectations.
     Interest Rate, and Marketable and Non-marketable Security Price Risk. Our financial instruments that are potentially sensitive to changes in interest rates include the $2.75 billion 0.94% senior exchangeable notes due 2011, our 4.875%, 5.375% and 6.15% senior notes, our range cap and floor derivative instrument, our investments in debt securities (including corporate, asset-backed, U.S. Government, foreign government, mortgage-backed debt and mortgage-CMO debt securities) and our investments in overseas funds investing primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed securities and mortgage-backed securities, global structured asset securitizations, whole loan mortgages, and participations in whole loans and whole loan mortgages), which are classified as non-marketable securities.
     We may utilize derivative financial instruments that are intended to manage our exposure to interest rate risks. We account for derivative financial instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (collectively, “SFAS 133, as amended”). The use of derivative financial instruments could expose us to further credit risk and market risk. Credit risk in this context is the failure of a counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty would owe us, which can create credit risk for us. When the fair value of a derivative contract is negative, we would owe the counterparty, and therefore, we would not be exposed to credit risk. We attempt to minimize credit risk in derivative instruments by entering into transactions with major financial institutions that have a significant asset base. Market risk related to derivatives is the adverse effect to the value of a financial instrument that results from changes in interest rates. We try to manage market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the type and degree of market risk that we undertake.
     On October 21, 2002, we entered into an interest rate swap transaction with a third-party financial institution to hedge our exposure to changes in the fair value of $200 million of our fixed rate 5.375% senior notes due 2012, which has been designated as a fair value hedge under SFAS 133, as amended. Additionally, on October 21, 2002, we purchased a LIBOR range cap and sold a LIBOR floor, in the form of a cashless collar, with the same third-party financial institution with the intention of mitigating and managing our exposure to changes in the three-month U.S. dollar LIBOR rate. This transaction does not qualify for hedge accounting treatment under SFAS 133, as amended, and any change in the cumulative fair value of this transaction is reflected as a gain or loss in our consolidated statements of income. In June 2004, we unwound $100 million of the $200 million range cap and floor derivative instrument. During the fourth quarter of 2005, we unwound the interest rate swap resulting in a loss of $2.7 million, which has been deferred and will be recognized as an increase to interest expense over the remaining life of our 5.375% senior notes due 2012. During the year ended December 31, 2005, we recorded interest savings related to our interest rate swap agreement accounted for as a fair value hedge of $2.7 million, which served to reduce interest expense.
     The fair value of our range cap and floor transaction is recorded as a derivative liability, included in other long-term liabilities, totaled approximately $4.7 million as of December 31, 2008 and was nominal as of December 31, 2007. We recorded losses of approximately $4.7 million and $1.3 million for the years ended December 31, 2008 and 2007, respectively, and gains of approximately $1.4 million for the year ended December 31, 2006, related to this derivative instrument; such amounts are included in losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net in our consolidated statements of income.
     A hypothetical 10% adverse shift in quoted interest rates as of December 31, 2008 would decrease the fair value of our range cap and floor derivative instrument by approximately $.4 million.
     In September 2008 we entered into a three-month written put option for 1 million of our common shares with a strike price of $25 per common share. We settled this contract during the fourth quarter of 2008 and paid cash of $22.6 million, net of the premium received, and recognized a loss of $9.9 million which is included in losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net in our consolidated statements of income.
     Fair Value of Financial Instruments. As of January 1, 2008, we adopted FAS No. 157 and have estimated the fair value of our financial instruments in accordance with this framework. The fair value of our fixed rate long-term debt is estimated based on quoted market prices or prices quoted from third-party financial institutions. The carrying and fair values of our long-term debt, including the current portion, are as follows:

	December 31,
	2008					2007
	Effective					Effective
(In thousands, except interest rates)	Interest Rate		Carrying Value		Fair Value	Interest Rate		Carrying Value		Fair Value
$2.75 billion 0.94% senior exchangeable notes due May 2011	6.13%		$2,362,822	(1)	$2,199,500	6.13%		$2,338,226		$2,595,313
6.15% senior notes due February 2018	6.42%		963,859		835,244	—		—		—
$700 million zero coupon senior exchangeable notes due June 2023 (2)	—		—		—	3.05%		691,306		696,990
5.375% senior notes due August 2012	5.69	%(3)	272,724	(4)	262,411	5.69	% (3)	272,097	(4)	279,043
4.875% senior notes due August 2009	5.10%		224,829		227,239	5.10%		224,562		225,709
$82.8 million zero coupon convertible senior debentures due February 2021 (5)	—		—		—	2.48	% (6)	59,774		56,897
Other	4.50%		1,329		1,329	—		—		—

			$3,825,563		$3,525,723			$3,585,965		$3,853,952

(1)	In 2008 we purchased $100 million par value of these notes in the open market, leaving $2.65 billion par value outstanding at December 31, 2008.

(2)	In May 2008 Nabors Delaware called for redemption of all of its $700 million zero coupon senior exchangeable notes due 2023 and paid cash of $700.0 million to the noteholders during June and July 2008. The total amount paid to effect the redemption and related exchange was $700 million in cash and the issuance of approximately 5.25 million of our common shares with a fair value of $249.8 million, the price equal to the principal amount of the notes plus the excess of the repurchased conversion option of the notes over their principal amount.

(3)	Includes the effect of interest savings realized from the interest rate swap executed on October 21, 2002.

(4)	Includes $1.5 million and $1.9 million as of December 31, 2008 and 2007, respectively, related to the unamortized loss on the interest rate swap that was unwound during the fourth quarter of 2005.

(5)	In June 2008 Nabors Delaware called for redemption the full $82.8 million aggregate principal amount at maturity of its zero coupon senior convertible debentures due 2021 and in July 2008, paid cash of $60.6 million; equal to the issue price of $50.4 million plus accrued original issue discount of $10.2 million.

(6)	Represents the rate at which accretion of the original discount at issuance of these debentures is charged to interest expense.
     The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments. Our cash, cash equivalents, short-term and long-term investments and other receivables are included in the table below:

	December 31,
	2008			2007
			Weighted-			Weighted-
			Average			Average
(In thousands, except interest rates)	Fair Value	Interest Rates	Life (Years)	Fair Value	Interest Rates	Life (Years)
Cash and cash equivalents	$442,087	.51%-2.0%	0.00	$531,306	3.15%-6.07%	0.01

Short-term investments:
Trading equity securities	14,263	—	—	—	—	—

Available-for-sale equity securities	55,453	—	—	—	—	—

Available-for-sale debt securities:
Commercial paper and CDs	1,119	2.75%	.6	—	—	—
Corporate debt securities	40,302	1.5%-14.00%	3.5	95,456	4.38%-7.60%	0.5
U.S. Government debt securities	1,816	6.0%	.1	20,048	3.06%-3.32%	1.2
Government agencies debt securities	—	—	—	39,634	4.25%-5.14%	1.1
Mortgage-backed debt securities	7,619	3.98%-5.42%	.9	6,788	2.79%-5.39%	1.5
Mortgage-CMO debt securities	15,326	1.58%-8.73%	.9	23,784	2.49%-5.68%	0.9
Asset-backed debt securities	6,260	.51%-5.19%	6.3	50,035	3.96%-10.53%	1.1

Total available-for-sale debt securities	72,442			235,745

Total available-for-sale securites	127,895			235,745

Total short-term investments	142,158			235,745

Long-term investments and other receivables:
Actively-managed funds	15,710	N/A		236,253	N/A
Oil and gas financing receivables	224,242	13.10%-13.52%		123,281	13.10%-13.52%

Total long-term investments and other receivables	239,952			359,534

Total cash, cash equivalents, short-term and long-term investments and other receivables	$824,197			$1,126,585

     Our investments in debt securities listed in the above table and a portion of our long-term investments are sensitive to changes in interest rates. Additionally, our investment portfolio of debt and equity securities, which are carried at fair value, expose us to price risk. A hypothetical 10% decrease in the market prices for all securities as of December 31, 2008 would decrease the fair value of our trading securities and available-for-sale securities by $1.4 million and $12.8 million, respectively.

3